Exhibit M-6

[Lee & Ko Letterhead]

September 19, 2017

To:	The Korea Development Bank
14, Eunhaeng-ro
Yeongdeungpo-gu, Seoul 07242
The Republic of Korea

Re:	The Korea Development Bank (“KDB”) US$500,000,000 Floating Rate Notes Due 2020, US$150,000,000 Floating Rate Notes Due 2022 and US$350,000,000 2.750% Notes Due 2023

Our Ref: K113F454

Ladies and Gentlemen:

We have acted as special Korean legal counsel for KDB, a statutory juridical entity established in the Republic of Korea pursuant to The Korea Development Bank Act of 1953, as amended, in connection with KDB’s offering pursuant to a registration statement (file number: 333-217914) under Schedule B of the Securities Act of 1933, as amended (the “Securities Act”) when it became effective (the “Registration Statement”) of US$500,000,000 aggregate principal amount of floating rate notes due 2020 (the “2020 Notes”), US$150,000,000 aggregate principal amount of floating rate notes due 2022 (the “2022 Notes”) and US$350,000,000 aggregate principal amount of 2.750% notes due 2023 (the “Fixed Rate Notes”, and together with the 2020 Notes and the 2022 Notes, the “Notes”) issued under the fiscal agency agreement (the “Fiscal Agency Agreement”) dated as of February 15, 1991, as amended as of June 25, 2004, between KDB and The Bank of New York Mellon, as fiscal agent (the “Fiscal Agent”).

In connection with providing legal opinions set forth herein, we have examined and relied upon the originals or copies, certified or otherwise identified to our satisfaction, of the documents, records, certificates and/or other instruments (individually a “document” and collectively the “documents”) as we have deemed necessary as a basis for this opinion, including:

(1)	the Registration Statement;

(2)	the prospectus dated June 20, 2017 as supplemented by the prospectus supplement dated September 12, 2017 relating to the Notes (collectively, the “Prospectus”);

(3)	an executed copy of the Fiscal Agency Agreement;

(4)	a copy of the executed and authenticated 2020 Notes in global form;

(5)	a copy of the executed and authenticated 2022 Notes in global form;

(6)	a copy of the executed and authenticated Fixed Rate Notes in global form;

(7)	a copy of the portion of the board of directors’ approval for the KDB Fiscal Year 2017 Business Plan as of December 29, 2016 including foreign currency denominated securities;

(8)	copies of the articles of incorporation and registry extracts of KDB;

(9)	a copy of the internal approval granted by the Chief Executive Officer and Chairman of the Board of Directors of KDB on August 30, 2017, authorizing the issue of the Notes;

(10)	the corporate seal certificate of the Chief Executive Officer and Chairman of the Board of Directors of KDB;

(11)	copies of specimen signatures of the authorized signatories of KDB; and

(12)	a copy of the report submitted to and accepted by the Ministry of Strategy and Finance of Korea as of September 4, 2017 regarding the issuance of the Notes by KDB.

In giving this opinion, we have assumed in relation to the documents above:

(a)	the genuineness of all signatures, stamps and seals;

(b)	that all documents submitted to us as originals are authentic, complete, accurate, up-to-date and, where applicable, duly executed, and all documents submitted to us as forms of originals or photostatic or faxed copies conform to the originals;

(c)	that all factual statements and representations and warranties (other than as to matters of the laws of Korea) made in the documents or stated by officers or other representatives of KDB, which we have relied upon without further inquiry, were, are and will be accurate, complete and correct in all respects; and

(d)	that, each of the documents, other than those by KDB, is within the capacity and powers of, and has been validly authorized, executed and delivered by, the relevant parties thereto and is legal, valid, binding and enforceable in accordance with its respective terms under the laws of the relevant jurisdiction by which it is expressed to be governed, and there has been no breach of any of the terms thereof.

We are properly qualified to practice law in Korea and to opine on the laws of Korea. We do not represent ourselves as being familiar with the laws of any other jurisdiction and express no opinion on the laws of any other jurisdiction.

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On the basis of and subject to the foregoing, we are of the opinion that:

1.	KDB is a statutory juridical entity duly established under The Korea Development Bank Act of 1953, as amended, and validly existing under the laws of Korea, with power and authority to own its properties and conduct its business as described in the Prospectus forming a part of the Registration Statement;

2.	The Fiscal Agency Agreement has been duly authorized and executed by KDB;

3.	The statements in the Prospectus concerning matters of Korean law (except for the financial statements and related schedules and other financial and statistical data contained therein as to which we express no opinion) are accurate and up-to-date as of the date hereof in all material respects; and

4.	The Notes have been duly authorized, executed, issued and delivered by KDB and constitute valid, binding and enforceable obligations of KDB.

The opinions set forth above are subject to the following reservations and qualifications:

A.	the obligations of KDB under the Notes and the Fiscal Agency Agreement and the enforcement thereof may be limited or affected by laws governing bankruptcy, insolvency, fraudulent conveyance, liquidation, composition, rehabilitation, moratorium, corporate restructuring or other similar laws of Korea (including, without limitation, the Law Concerning the Restructuring of the Finance Industry), which generally affect the rights of creditors or creditor financial institutions; and

B.	the obligations of KDB under the Notes and the Fiscal Agency Agreement and the enforcement thereof may also be limited or affected by the general principle of good morals and other social order and the general principle of good faith, equity and fairness provided for in the Civil Code of Korea.

This opinion letter is strictly limited to the matters addressed herein and may not be read as extending by implication to any matters not specifically referred to herein.

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We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Registration Statement, without thereby admitting that we are “experts” under the Securities Act or the rules and regulations of the U.S. Securities and Exchange Commission thereunder for the purpose of any part of the Registration Statement, including the exhibit as which this opinion is filed.

Yours faithfully,

/s/ Lee & Ko

Lee & Ko

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